Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into, effective as of August 15, 2012 (the "Effective Date"), by and between EnerJex Resources, Inc., a Nevada corporation (the "Company"), and Douglas M. Wright ("Employee"), with reference to the following facts:

Recitals:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee from and after the Effective Date of this Agreement.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Position and Duties

1.1  Position and Title. The Company hereby hires Employee to serve as the Chief Financial Officer of the Company.

(a)               Limits on Authority. Employee shall perform his duties as the Chief Financial Officer of the Company pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Company's Chief Executive Officer provides to Employee from time to time, and in accordance with Company's policies and procedures as published from time to time.

(b)               Annual Reviews. Following each annual anniversary of the Effective Date of this Agreement, the Chief Executive Officer may review Employee's performance of his duties pursuant to this Agreement and advise Employee of the results of that review.

(c)                Reporting and Authority. Employee shall report to the Company's Chief Executive Officer. Subject to the power and authority of the Company's Chief Executive Officer to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the financial and accounting related business of the Company, including (i) developing and implementing efficient accounting policies and procedures, (ii) overseeing and managing the daily accounting and financial functions of the Company in a manner that allows the Company to efficiently execute its business plan, (iii) identifying and hiring, subject to approval by the Company’s Chief Executive Officer, the appropriate personnel to assist Employee in discharging his responsibilities, (iv) developing and implementing monthly internal financial reporting and budget forecasting at the direction of the Company’s Chief Executive Officer, (v) effectively communicating financial and accounting objectives and plans within the Company, (vi) ensuring that accounting and financial plans and policies are promulgated to and implemented by subordinate employees, (vii) working with the Company’s Chief Executive Officer to ensure that the Company maintains sufficient liquidity and capital resources to execute its business plan, (viii) preparing Securities and Exchange Commission (SEC) filings related to financial reporting, including quarterly reports, annual reports and proxies, and ensuring that the Company is in compliance with SEC regulations related to financial disclosure and Company reporting, and (ix) ensuring that the financial and accounting business of the Company complies with applicable laws.

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1.2              Acceptance. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee's ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3              Business Time. Employee shall devote his exclusive business time to the performance of his duties under this Agreement. Except with the prior written approval of the Board of Directors of the Company, Employee may not be employed by or provide paid consulting services to any business enterprise other than the Company and its affiliates.

1.4              Location. Employee shall perform his duties under this Agreement from the offices maintained by the Company in San Antonio, Texas. Employee acknowledges and agrees that from time to time he may be required to travel (at the cost and expense of the Company) to other locations outside of San Antonio, Texas, in order to discharge his duties under this Agreement.

1.5              Term. The Term of this Agreement shall commence as of the Effective Date and shall expire on December 31, 2013, subject to sooner termination pursuant to Section 4, below; provided that the Term will automatically be extended by twelve months effective January 1, 2014 (the “Renewal Date”) and on each anniversary of the Renewal Date, unless one party to this Agreement provides written notice of non-renewal to the other party at least 90 days prior to the effective date of any such automatic extension (the total duration of this Agreement, including its extensions, is its “Term”).

2.	Compensation. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1  Salary. The Company shall pay to Employee an annual salary in the amount of One Hundred Forty Thousand Dollars ($140,000.00) ("Base Compensation"), payable in periodic installments in accordance with the Company's regular payroll practices as in effect from time to time. Such annual salary shall be subject to periodic increases, in such amounts (if any) as the Board of Directors may determine to be appropriate, at the time of Employee's annual review pursuant to Section 1.1(b)

, above, or at such other more frequent times (if any) as the Chief Executive Officer may select.

2.2  Annual Bonus. For each calendar year during the Term of this Agreement, Employee shall be eligible to receive a discretionary bonus in such amount and form, and subject to achievement of such individual and Company-wide performance criteria, as the Chief Executive Officer determines to be appropriate.

2.3              Company Stock. The Company shall immediately seek to increase the number of shares of Company common stock reserved under the Company's Stock Incentive Plan in order to grant to Employee an option to purchase seven hundred fifty thousand (750,000) shares of the Company's common stock. It is the Company’s intention that such option will be exercisable at a price per share equal to $0.70, and will be subject to the terms of the Company's Stock Incentive Plan, as amended and as in effect from time to time. Such option will expire on July 31, 2017, and (subject to Employee's continuous employment with the Company) vest in six equal tranches of 125,000 shares every six months over a period of three years. Employee is required to exercise such vested options or forfeit them within three months of Employee’s termination for any reason. All unvested options shall be forfeited by Employee upon termination of Employee for any reason.

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2.4              Vacation. Employee shall accrue four (4) weeks' paid vacation in each period of twelve (12) consecutive months of employment during the Term of this Agreement. If Employee accumulates four (4) weeks' accrued and unused vacation time, then further accruals shall cease until Employee's accrued and unused vacation time is less than four (4) weeks.

2.5              Other Fringe Benefits. The Company shall either (a) provide health insurance coverage for Employee and his dependents under the Company's group health insurance plan, at the cost and expense of the Company, or (b) at the election of the Company, reimburse Employee up to One Thousand Five Hundred Dollars ($1,500.00) per month for an individual health insurance plan procured by Employee. The Company shall reimburse Employee for up to Five Thousand Dollars ($5,000.00) of relocation related expenses incurred by Employee.

2.6              Reimbursement of Expenses. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of Employee's duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

3.	PROPRIETARY Information

3.1              No Improper Use of Third-Party Confidential Information. Employee acknowledges that the Company does not desire to obtain improperly any proprietary or confidential information owned by any company or other person with whom Employee now has or heretofore has had a consulting engagement or employment relationship, and therefore agrees that (a) Employee shall not bring to the Company or share with any employee or other representative of the Company any written, electronic, or other materials containing any confidential information belonging to any such current or former employer or other person, and (b) Employee shall not provide any such information in any other form to the Company (or any representative of the Company) in violation of any agreements or any other obligations that Employee may owe to any other persons.

3.2              Assignment of Inventions and Works of Authorship and Improvements.

(a)               Assignment. Employee shall keep the Company fully informed of inventions and works of authorship conceived by Employee (either alone or with others) during Employee's engagement with the Company and hereby assigns to the Company all rights in and to such inventions and works of authorship. Employee covenants and agrees that, upon the request of the Company, Employee shall make, execute, and deliver such additional assignments and other instruments as may be necessary or convenient for effectuating or further memorializing such assignment.

(b)               Further Assurances. Employee further agrees that (i) all such inventions and works of authorship (to the extent of Employee’s interest therein) shall be the property of the Company, (ii) Employee shall not assign to any person other than the Company any interest therein, and (iii) Employee shall, without charge to the Company, assign to the Company all of Employee's right, title and interest in any such inventions and works of authorship, and execute, acknowledge and deliver such instruments as are necessary to confirm the ownership thereof by the Company.

(c)                Patents, Etc. Upon the request and at the expense of the Company, Employee shall (i) assist the Company or its nominees in obtaining patents, copyright, trademark, or other right of protection for any such inventions and works of authorship, in any country the Company determines to be appropriate, and (ii) provide the Company all facts and data concerning any such inventions and works of authorship for such applications and other documents as are necessary to apply for and to obtain patents or other appropriate protection therefor.

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(d)               Depictions. To deliver to the Company any and all sketches, drawings, models, figures and other information with respect to any such inventions and works of authorship immediately upon the request of the Company, and, at the cost and expense of the Company, to cooperate with the Company in prosecuting to completion any litigation or other proceedings necessary to protect and enforce the proprietary rights of the Company therein.

3.3              Nondisclosure, Non-Circumvention and Noncompetition. Employee agrees, as a condition of Employee's engagement hereunder, to execute and deliver, concurrently herewith, that certain Nondisclosure and Non-Circumvention Agreement in the form attached hereto as Appendix 1, and to perform Employee's obligations thereunder.

3.4              Injunctive Relief. The parties agree that due to the nature of the position for which Employee is being employed and the information that Employee will receive during the course of Employee's employment hereunder, the Company would be irreparably harmed by any violation, or threatened violation of this Section 3 of this Agreement, and that the Company shall be entitled to an injunction, without having to furnish any form of bond, prohibiting Employee from any actual or threatened violation of Section 3 of this Agreement. Employee further agrees that the services to be performed by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee agrees that the Company, in addition to any other rights or remedies it may have, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

4.	Termination

4.1              Definitions. For purposes of this Agreement, the term:

(a)               "Date of Termination" shall mean the date specified in the Notice of Termination (as defined below).

(b)               "Disability" or "Disabled" shall mean that Employee either (i) is unable to engage in any substantial gainful activity, with or without reasonable accommodation, due to physical or mental impairment which can be expected to result in death or to last for a continuous period of twelve (12) months or more, or (ii) is, by reason of any medically determinable physical mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

(c)                "Cause" shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to Disability), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and provides fourteen (14) days for Employee to cure, or (ii) Employee's willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company.

(d)               "Notice of Termination" shall mean a written notice which is delivered by the Company in connection with the Company's decision to terminate Employee's employment with the Company, setting forth in reasonable detail the reason for termination of Employee's employment.

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4.2              Termination by Company.

(a)               For Cause. The Company may terminate this Agreement as of the Date of Termination for Cause. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board that Employee was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail. Upon termination for Cause, the Company shall pay to Employee all accrued and unpaid wages for the period ending on the Date of Termination (including payment for any accrued and unused vacation time as of the Date of Termination), and shall not be obligated to pay any additional amounts to Employee hereunder.

(b)               Other than Cause or Disability. Employee's employment is at will and the Company may terminate this Agreement and Employee's employment for any reason deemed sufficient by the Company, including by reason of Employee's Disability, upon delivery of a Notice of Termination (or as of such date as is specified therein). However, if Employee's employment is terminated by the Company, after Employee has been employed by the Company for at least six months, other than for Cause or by reason of his Disability, then in addition to paying to Employee all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination (including payment for any accrued and unused vacation time as of the Date of Termination), the Company shall pay to Employee the sum of Thirty Five Thousand Dollars ($35,000). Such amount shall be paid in equal periodic installments over a period of three (3) months following the Date of Termination, with such periodic installments made at the time when, and in the periodic amounts in which, Base Compensation would have been paid to Employee if he had remained employed during the remainder of the Term hereof.

(c)                Disability. The Company may terminate this Agreement and Employee's employment on the Date of Termination by reason of Employee's Disability. If the Company elects to terminate Employee's employment hereunder by reason of Employee's Disability, then the Company shall pay to Employee all accrued and unpaid wages then due to Employee (including payment for any accrued and unused vacation time as of the Date of Termination), and shall not be obligated to pay any additional amounts to Employee hereunder.

4.3              Termination by Employee. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement:

(a)               Disability. By reason of Employee's Disability, then the Company shall pay to Employee all accrued and unpaid wages then due to Employee (including payment for any accrued and unused vacation time as of the Date of Termination) with respect to all periods ended on or prior to the effective date of the termination of Employee's employment hereunder, and the Company shall not owe any additional amounts to Employee by reason of such termination.

(b)               Other. Other than by reason of Employee's Disability, then the Company shall pay to Employee all accrued and unpaid wages due to Employee with respect to all periods ended on or prior to the effective date of the termination of Employee's employment hereunder, and the Company shall not owe any additional amounts to Employee by reason of such termination.

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4.4              Conditional Nature of Severance Payments. Notwithstanding any other provision of this Section 4 or any other provision of this Agreement to the contrary:

(a)               Noncompete. Employee acknowledges that the nature of the Company's business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the period of one (1) year following the termination of Employee's employment with the Company, then it would be very difficult for Employee not to rely on or use the Company's trade secrets and confidential information in connection with that employment.

(i)                 Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Employee acknowledges and agrees that his right to receive the severance consideration described in Sections 4.2 and 4.3, above (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company and has operations located within a radius of five (5) miles from any lease owned or operated or under evaluation by the Company. If Employee engages, invests, or otherwise participates in any competitive activity described in this Section 4.4(a)

, then all severance consideration to which Employee otherwise may be entitled under Section 4.2 and 4.3 above, as applicable, thereupon shall cease.

(ii)               Notwithstanding the foregoing, Employee shall not be deemed to be in violation of the foregoing restriction solely by reason of Employee's owning not more than one percent (1.0%) of the equity securities of any corporation or other business enterprise, the equity securities of which are listed for trading on a national securities exchange.

(b)               Non-Solicitation. Until the date one (1) year after the termination of Employee's employment with the Company for any reason, Employee agrees and acknowledges that Employee's right to receive the severance consideration described in Sections 4.2 and 4.3 (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or inducing or otherwise causing an employee to leave his or her employment with the Company (regardless whether to commence employment with Employee or with any other entity or person). If Employee engages in any such activity, then all severance consideration to which Employee otherwise would be entitled under Sections 4.2 or 4.3, above, as applicable, thereupon shall cease.

(c)                General Release. Employee shall not be entitled to receive any of the severance consideration described in Sections 4.2 and 4.3 above, unless Employee executes and delivers to the Company, within seven (7) days of the Date of Termination, a release in the form attached hereto as Appendix 2.

4.5              Death. This Agreement shall terminate automatically upon the death of Employee. If Employee's employment is terminated by reason of Employee's death, then (i) the Company shall pay to Employee's beneficiaries or legal representatives within 15 days following the date of Employee's death, all accrued and unpaid Base Compensation and vacation pay for all periods ended on or before the date of Employee's death, and (ii) the Company shall not be obligated to make any further payments hereunder.

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4.6              Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise. No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

4.7              Deferral in Commencement Per IRC §409A. The parties intend that any amounts payable hereunder that could constitute "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A") shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Employee agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Employee in connection with the Agreement, as amended by this Amendment, (including any taxes, penalties and interest under Section 409A), and none of the Company Group shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

(a)               Notwithstanding anything in the Agreement to the contrary, in the event that Employee is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code and Employee is not "disabled" within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code, no payments in this Agreement that are "deferred compensation" subject to Section 409A shall be made to Employee prior to the date that is six months after the date of Employee's "separation from service" (as defined in Section 409A) or, if earlier, Employee's date of death. Following any applicable six month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permissible under Section 409A that is also a business day.

(b)               For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

(c)                With respect to the time of payments of any amounts under the Agreement that are "deferred compensation" subject to Section 409A, references in the Agreement to "termination of employment" (and substantially similar phrases) shall mean "separation from service" within the meaning of Section 409A.

(d)               For the avoidance of doubt, it is intended that any indemnification payment to Employee or expense reimbursement made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be "deferred compensation" within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of Employee's taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. In addition, any reimbursements for COBRA coverage premiums described in this Agreement shall be paid to Employee as promptly as practicable, and in all events on or before the last day of the third taxable year of Employee following the taxable year of the Company in which Employee's employment terminated.

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5.	Miscellaneous

5.1              Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 5.1.

5.2              Effect on Other Remedies. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee's breach of his obligations under this Agreement.

5.3              Arbitration. Except for any action seeking a temporary restraining order, injunctive order, or other equitable relief, all disputes, claims and controversies arising out of or relating to the interpretation or enforcement of this Agreement, including but not limited to the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 5.3, shall be determined by arbitration in San Antonio, Texas. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the arbitrator's award may be entered in any court of competent jurisdiction. This Section 5.3 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

5.4              Binding on Successors; Assignment. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

5.5              Governing Law; Venue. This Agreement shall be governed by and construed in accordance with applicable provisions of the laws of the State of Texas (without regard to application of its conflict-of-law principles), and each party hereby consents to the jurisdiction of the courts of the State of Texas for purposes of all actions commenced to construe or enforce this Agreement.

5.6              Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

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5.7              Further Assurances. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

5.8              Entire Agreement; Amendment. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, except the Nondisclosure and Non-Circumvention Agreement by and between Employee and the Company, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

5.9              Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

[Signatures appear on the following page.]

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In Witness Whereof, the parties hereto have executed this Employment Agreement, effective as of the date set forth above.

"Company:"

EnerJex Resources, Inc., a Nevada corporation

By:

Robert G. Watson Jr., Chief Executive Officer

Address, Facsimile No. and Email for Notices:

EnerJex Resources, Inc.

ATTN: Chief Executive Officer

4040 Broadway, Suite 305

San Antonio, TX 78209

Email: rwatson@enerjexresources.com

"Employee:"

Douglas M. Wright

Address, Facsimile No. and Email for Notices:

EnerJex Resources, Inc.

ATTN: Chief Financial Officer

4040 Broadway, Suite 305

San Antonio, TX 78209

Email: dwright@enerjexresources.com

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Appendix 1

NONDISCLOSURE AND NON-CIRCUMVENTION AGREEMENT

THIS NONDISCLOSURE AND NON-CIRCUMVENTION AGREEMENT (the "Agreement") is made and entered into, effective as of August 15, 2012 (the "Effective Date"), by and between Enerjex Resources, Inc., a Nevada Corporation (the "Company"); and Douglas M. Wright, an individual ("Wright") (the Company and Wright are referred to herein individually as a "Party" and together as the "Parties"), with reference to the following facts:

Recitals:

Concurrently herewith, the parties are entering into that certain Employment Agreement pursuant to which the Company is employing Wright as its chief financial officer. The parties have agreed to execute this Agreement in order to memorialize their understandings with respect to the use and ownership of "Confidential Information" and the other matters described below.

Agreements:

Now, Therefore, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions. For purposes of this Agreement, the term:

1.1              "Affiliate" means, as applied to a Party, any other Person that directly or indirectly (a) controls, (b) is controlled by, or (c) is commonly controlled with such Party. For purposes of the foregoing, one Person shall be deemed to have "control" of a second Person if the first Person owns or possesses (i) voting power with respect to more than 50% of the outstanding voting securities of the second Person, or (ii) power (through proxy, contract, or otherwise) to appoint a majority of the members of the board of directors or other governing body of the second Person.

1.2              "Confidential Information:"

(a)               means all or any portion of the financial, commercial, business, confidential or proprietary information of the Company (whether written or oral) regarding the Project Area and the business of the Company, including without limitation: (i) the location of the Project Area, the location of the other nearby properties from which the Company has gathered information that supports its strategy in the Project area, the test results achieved by the Company within the Project Area, and other information pertaining to the Project Area and the Company’s existing and planned lines of business, financial forecasts, markets, business or management methods, financing sources, projects, clients, investors, partners, owners, officers, directors, purchasers, sellers, customers, suppliers, contracts, trade secrets and organizational structure; (ii) all materials prepared on the basis of any of the foregoing, including, without limitation, presentations, notes, contracts, agreements, lists, maps, land use plans, records, reports, analyses, financial statements, compilations, studies, and market, sales, marketing, land use, cost and revenue data; and (iii) all information Wright receives from the Company that is marked "Proprietary" or "Confidential."

(b)               does not include information that: (i) was generally known to the general public prior to the disclosure thereof to Wright or, (i) if through no fault of Wright, Wright’s Representatives (as defined below) or Affiliates, becomes known to the general public after the disclosure thereof to Wright; or (ii) is disclosed pursuant to, and only to the extent required under, the lawful requirement or request of a governmental agency, or disclosure is required by operation of law, provided that the foregoing is not intended and shall not be construed to permit Wright to disclose the location of the Project Area, the location of the other nearby properties on which the Company has tested the technology and techniques that the Company intends to deploy on the Project Area, the technology and techniques used on those other nearby properties, or the test results achieved at those other nearby properties.

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(c)                shall remain the property of the Company. Upon request by the Company, Wright shall either (at the option of the Company) (i) return to the Company all copies, depictions and/or renditions thereof, or (ii) destroy all such materials and information and provide to the Company a written certification of such destruction. Wright’s obligations under Sections 2 and 6, below, shall survive the termination of discussions between Wright and the Company relating to an investment by Wright.

1.3              "Project Area" means, as of any date, all areas located within five (5) miles from any oil or gas lease owned or operated or under evaluation by the Company or any of its Affiliates.

1.4              "Person" means an individual and a corporation, partnership, limited liability company, fiduciary, trust, or any other legal entity, and any governmental body or organization.

1.5              "Protected Period" means the time period commencing on the Effective Date and ending on the date that is one (1) year following the termination of Wright's employment with the Company for any reason or cause whatsoever (regardless whether by reason of Wright's resignation from employment or by reason of the Company's terminating such employment with or without "Cause" (as defined in the Employment Agreement dated concurrently herewith between the Company and Wright)).

2.             Nondisclosure. Wright hereby (a) acknowledges that any disclosure of the Confidential Information to any other Person may preclude the Company from concluding a lease for the Project Area and realizing the investment potential that the Company has identified through its leasing, testing and research activities in and around the Project Area, and (b) agrees (i) to use such Confidential Information for the sole and exclusive purpose of performing Services under the Employment Agreement and operating the Assigned Interests, and (b) not to disclose any such Confidential Information to any other Person, except as expressly permitted by Section 3 or 4, below. If Wright has reason to believe that he may be compelled by a court or other governmental authority to disclose any Confidential Information, then Wright shall provide the Company prompt written notice thereof and cooperate reasonably, at the cost of the Company, with any attempt by the Company to oppose such disclosure.

3.             Accuracy of Information. The Company makes no representations or warranties, express or implied, as to the quality, accuracy or completeness of any Confidential Information disclosed hereunder.

4.             Non-Circumvention. Wright hereby acknowledges and agrees as follows:

4.1              Wright acknowledges that the Company has devoted significant resources to assembling information regarding the Project Area, that the Company has not yet concluded lease negotiations for the Project Area, and that if Wright or any other Person were to pursue the Project Area without the Company's participation and consent, then the Company would be deprived of a valuable opportunity to realize profit from the Project Area; and

4.2              In order to induce the Company to disclose and discuss such Project Area and associated Confidential Information with Wright, Wright agrees that for the Protected Period, except with the written consent of the Company (which consent may be withheld in the absolute discretion of the Company), Wright shall not, directly or indirectly, (a) make an offer for the purchase, lease, financing, or management of such Project Area, or (b) acquire any interest in, lease, or contact the owner of the Project Area, or participate with any Person other than the Company in any attempt to investigate or realize the production of oil from the Project Area, or (c) otherwise communicate regarding any of the foregoing with the owner of such Project Area, any Person representing such owner, or any other Person (other than the Company) who may seek to produce oil from the Project Area.

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5.	Noncompetition Agreement.

5.1              During the Protected Period, Wright shall not compete, directly or indirectly, with the Company anywhere in the Project Area with respect to any oil or gas drilling or production activities whatsoever.

5.2              In the event that Wright violates the provisions of this Section 5, then the running of the time period during which such provisions so violated shall be applicable shall be automatically extended for the period of time from the date such violation commenced through the date as of which such violation permanently ceases.

6.             Remedies. Wright agrees that (a) if Wright breached its obligations under this Agreement (including but not limited to any breach of the nondisclosure obligations imposed by Section 2, above, and the non-circumvention obligations imposed by Section 4, above, and the non-competition obligations imposed by Section 5, above), then the Company would suffer immediate and irreparable damages for which monetary damages would be an inadequate remedy, and (b) further agrees that in the event of any such breach by Wright, (i) the Company shall be entitled to apply to a court of competent jurisdiction for such injunctive relief, specific performance and other equitable remedy as may be appropriate under the circumstances, and (ii) such remedies shall not be the exclusive remedies for Wright's breach of this Agreement, but rather shall be in addition to all other remedies available at law or in equity.

7.             Term. The term of this Agreement shall (a) commence on the Effective Date and (b) expire at the end of the Protected Period. All obligations and rights of each Party under this Agreement with respect to maintaining the confidentiality of the Confidential Information shall survive the expiration of the termination of this Agreement.

8.	Miscellaneous

8.1              Notices. All notices, elections, requests, demands, and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, or (b) on the third (3rd) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the next business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery, freight prepaid, addressed to the Party for whom intended at the address set forth on the signature page hereof, or such other address, facsimile number, or email address, notice of which is given in a manner permitted by this Section 8.1.

8.2              Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to application of its conflict of law rules.

8.3              Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, each of the Parties and their heirs, successors, and assigns.

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8.4              Severability. The Parties have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any Person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other Persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the Parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

8.5              Attorneys' Fees. If any action is commenced to construe this Agreement or to enforce the rights or duties of the Parties hereunder, then the party prevailing in that action shall be entitled to recover its attorneys' fees and costs in that action, as well as all attorneys' fees and costs of enforcing any judgment entered therein.

8.6              Entire Agreement; Amendments. This Agreement (a) represents the entire understanding of the Parties regarding the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings, whether oral or written, and (b) may not be modified or amended, except by a written instrument executed by the Parties after the Effective Date hereof.

8.7              Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Parties execute this Nondisclosure and Non-Circumvention Agreement as of the date first written above.

"COMPANY:"

EnerJex Resources, Inc., a Nevada corporation

By

Robert G. Watson, Chief Executive Officer

Address, Facsimile and Email for Notices:

EnerJex Resources, Inc.

ATTN: Chief Executive Officer

4040 Broadway, Suite 305

San Antonio, Texas 78209

Email: rwatson@enerjexresources.com

"WRIGHT:"

Mr. Douglas M. Wright

Address, Facsimile and Email for Notices:

EnerJex Resources, Inc.

ATTN: Chief Financial Officer

4040 Broadway, Suite 305

San Antonio, TX 78209

Email: dwright@enerjexresources.com

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Appendix 2

General Release

This General Release (the "Release") is made and entered into, dated for reference purposes as of __________, 20__, and effective as of the date identified below, by and between Douglas M. Wright ("Wright"), and EnerJex Resources, Inc., a Nevada corporation (the "Company").

As a condition of and in order to induce the Company to pay to Wright the severance pay due to Wright under that certain Employment Agreement between the Company and Wright dated effective August 15, 2012, and as specifically described in that certain Notice of Termination dated _________, 20__(the "Notice of Termination"), the parties hereby agree as follows:

1.                  Warranty. Wright hereby warrants that he is the sole owner of the claims identified in Section 2, below, and that he has not assigned to any other person any right, title, or interest in or to any such claims.

2.                  Release. Wright hereby releases the Company, its subsidiaries and affiliates, and each of its agents, employees, directors, shareholders, officers and other agents (collectively, the "Company Released Parties") of and from any and all costs, liabilities, losses, expenses, and compensation (the "Claims"), except Excluded Claims (as defined below), which Wright has or hereafter may have or be entitled to assert against any of the Company Released Parties arising from or relating in any way to Wright's employment with the Company or the termination of that employment, for any wrongful termination of employment, including termination based on age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or other federal, state, or local laws prohibiting such discrimination, or under federal, state, or local employment laws. In connection with the foregoing, Wright further waives and releases all rights, if any, which Wright may have under Section 1542 of the California Civil Code, which reads in pertinent part as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

3.                  Excluded Claims. The parties agree that the term "Excluded Claims" means (i) claims for payment of the separation pay due under the Employment Agreement, (ii) claims under any written stock option agreement between Wright and the Company, (iii) claims for benefits under any qualified retirement plan sponsored by the Company and in which Wright may participate, (iv) any right that Wright may have to elect "COBRA" continuation coverage under any group health plan sponsored by the Company, and (v) any right that Wright may have to demand indemnification under the Articles of Incorporation or Bylaws of the Company or any written Indemnification Agreement between the Company and Wright.

4.                  Miscellaneous. This Release shall be governed by and construed in accordance with Texas law. This Release (a) memorializes the entire understanding and agreement between the Company and Wright regarding the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether oral or written, regarding such matters, and (ii) may not be modified or amended, except by a written instrument executed after the date hereof by Wright and the Company. If any action is commenced to construe or enforce this Agreement or the rights and duties created herein, then the party prevailing in that action shall be entitled to recover its attorneys' fees and costs in that action, as well as all costs and fees of enforcing any judgment entered therein.

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5.                  Effective Date. This Release shall become effective only if (a) it is signed by the Company and Wright, and (b) Wright does not revoke this Release, in writing, within seven (7) days following the date on which Wright signs this Release (which date of Wright's signature is indicated below his signature, below).

EnerJex Resources, Inc., a Nevada corporation By Name & title: Date	Douglas M. Wright Date

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